Exhibit 5.1 (Amended)

Dieterich & Mazarei
11300 West Olympic Boulevard, Suite 800
Los Angeles, California 90064
December 23, 2010

Wonder International Education & Investment Group Corporation
8040 E. Morgan Trial #18
Scottsdale, AZ 85258

Gentlemen:

I refer to the Registration Statement on Form S-1/A9, the “Registration Statement” filed by Wonder International Education & Investment Group Corporation, an Arizona corporation (the “Company”), with the United States Securities and Exchange Commission under the Securities Act of 1933, relating to the offer, by the selling shareholders listed therein and the Company, of 899,875 shares of common stock, $0.001 par value per share (the “Stock”).

As counsel to the Company, I have examined such corporate records, documents and questions of law as I have deemed necessary or appropriate for the purposes of this opinion, including a review of applicable federal law.  In these examinations, I have assumed the genuineness of signatures and the conformity to the originals of the documents supplied to me as copies.  As to various questions of fact material to this opinion, I have relied upon statements and certificates of officers and representatives of the Company.

Based upon of this examination, I am of the opinion that under Arizona law, including the statutory provisions, all applicable provisions of the Arizona constitution and reported judicial decisions interpreting those laws, the 899,875 shares of stock to be distributed to Eastbridge shareholders as a dividend have been validly authorized, and will be legally issued, fully paid, and non-assessable upon declaration of the effectiveness of the Company’s Registration Statement on Form S-1. If any of the 899,875 shares are distributed in accordance with the terms of the prospectus, they would continue to be legally issued, fully paid, non-assessable shares of the Company.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and with such state regulatory agencies in states that may require filings in connection with the registration of the Stock for an offer and sale in those states.

Respectfully,

/s/ Christopher Dieterich
Christopher H. Dieterich,
for Dieterich & Mazarei